Exhibit 99.1

News Release

Media Contact:	Analyst Contact:
Gerald Hunter (972) 855-3116	Susan Kappes (972) 855-3729

Atmos Energy Corporation Announces

Promotions of Two Senior Executives

DALLAS (September 26, 2005)—Atmos Energy Corporation (NYSE: ATO) said today that it has promoted two senior executives effective October 1, 2005.

Richard A. Erskine, president of the company’s Atmos Pipeline–Texas Division, will assume the additional duties of president of Atmos Energy’s Mid-Tex Division from R. Earl Fischer, who will remain Atmos Energy Corporation’s senior vice president, utility operations. Erskine will continue to serve as president of Atmos Pipeline–Texas.

Mark H. Johnson, president of the company’s Atmos Energy Marketing, LLC, subsidiary, will become vice president, nonutility operations, of Atmos Energy Corporation. He will continue to serve as president of Atmos Energy Marketing. Upon the retirement of JD Woodward, Atmos Energy Corporation’s senior vice president, nonutility operations, effective April 1, 2006, Johnson will succeed Woodward as senior vice president, nonutility operations.

“Atmos Energy is fortunate to have two outstanding leaders like Dick Erskine and Mark Johnson to assume these expanded duties,” said Robert W. Best, chairman, president and chief executive officer. “Both have proven track records of performance and have demonstrated their ability to deliver strong financial results.”

Erskine, 52, was named to his current position in October 2004 at the time Atmos Energy acquired the utility distribution and pipeline operations of TXU Gas Company. He formerly had been vice president of natural gas supply and marketing for TXU Gas. Erskine joined Lone Star Gas Company, the predecessor to TXU Gas, in 1975 and held management and executive positions in commercial and operational areas, including gas transportation services, planning, gas control, reservoir engineering and gas supply. He has a business administration degree from the University of North Texas and is active in many natural gas industry associations.

Johnson, 46, previously served as executive vice president of Atmos Energy Marketing, with responsibilities for its natural gas trading and marketing operations. He joined Atmos Energy Marketing’s predecessor, Woodward Marketing, L.L.C., in 1992 as vice president of marketing and operations and was later promoted to senior vice president of marketing for the Midwest and Gulf Coast. He was named executive vice president of commercial operations in 2003. Johnson earned a bachelor’s degree in petroleum engineering from the University of Texas.

Woodward, 55, became Atmos Energy Corporation’s senior vice president, nonutility operations, in April 2001, with responsibilities for the company’s natural gas marketing, pipeline and storage operations. Before joining Atmos Energy, Woodward was founder and president of Woodward Marketing, L.L.C. Atmos Energy acquired a 45 percent interest in Woodward Marketing in 1997 through a merger with United Cities Gas Company and acquired the remaining interest in Woodward Marketing in April 2001.

Atmos Energy Corporation, headquartered in Dallas, is the largest natural-gas-only distributor in the United States, serving about 3.2 million utility customers. Atmos Energy’s utility operations serve more than 1,500 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy’s nonutility operations, organized under Atmos Energy Holdings, Inc., operate in 22 states. They provide natural gas marketing and procurement services to industrial, commercial and municipal customers and manage company-owned natural gas storage and pipeline assets, including one of the largest intrastate natural gas pipelines in Texas. For more information, visit www.atmosenergy.com.

Atmos Energy’s Mid-Tex Division, based in Dallas, is the company’s largest natural gas utility unit, serving 1.5 million residential, commercial, industrial and public-authority customers in North, Central and West Texas.

Atmos Pipeline–Texas, based in Dallas, operates within Texas a 6,162-mile intrastate natural gas pipeline system and five gas storage reservoirs that primarily support the demands of Mid-Tex Division customers.

Atmos Energy Marketing, based in Houston, is Atmos Energy’s primary nonutility subsidiary, providing natural gas marketing and related services to approximately 1,000 municipal gas systems, industrial customers and other utilities in 22 states.

###

2